UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 13, 2009

(Date of Earliest Event Reported)

Clarient, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22677	75-2649072
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

31 Columbia, Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

(949) 425-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment of Gemino Credit Agreement

On November 13, 2009, Clarient, Inc. (the “Company”) entered into an amendment (the “Third Amendment”) to its credit agreement (the “Gemino Facility”) with Gemino Healthcare Finance, LLC (“Gemino”). The Third Amendment amends the Gemino Facility, dated July 31, 2008, as previously amended on January 30, 2009 and February 27, 2009. The Gemino Facility, as amended, continues to provide a revolving credit facility under which the Company may borrow up to $8.0 million from Gemino at an annual interest rate equal to the 30-day LIBOR (subject to a minimum annual rate of 2.50% at all times) plus an applicable margin of 6.00%, secured by the Company’s accounts receivable and related assets through January 31, 2011 (subject to acceleration if an event of default occurs).

The Third Amendment extended the maturity date of the Gemino Facility from January 31, 2010 to January 31, 2011 and eliminated the minimum “Excess Liquidity” covenant of $3.0 million contained within Section 6.06(b) of the Gemino Facility, as amended.

Excess Liquidity is defined as: (i) the excess of availability under the Gemino Facility, plus (ii) the aggregate amount actually available to be borrowed by the Company under the Company’s credit facility with Safeguard Scientifics, Inc. (paid in full and retired on May 14, 2009), plus (iii) unrestricted and unencumbered (other than in favor of Gemino) cash on hand and cash equivalents, minus (iv) all accounts payable and other current obligations that are past their respective due dates).

The Third Amendment requires a “maximum loan turnover ratio” (average monthly loan balance divided by average monthly repayments multiplied by 30 days) of 35 days, though only for the three months ended December 31, 2009.  The Third Amendment also requires a minimum annualized “fixed charge coverage ratio” covenant of 1.00 for the three months ending March 31, 2010, 1.10 for six months ending June 30, 2010, 1.20 for the nine months ending September 30, 2010, and 1.20 for the twelve months ending December 31, 2010 and thereafter.

The “fixed charge coverage ratio” is defined as the ratio of EBITDA (net income plus interest expense, tax expense, depreciation/amortization expense, and stock-based compensation expense), to the sum of (i) interest expense paid in cash on the Gemino Facility, plus (ii) payments made under capital leases, plus (v) unfinanced capital expenditures, plus (vi) taxes paid

In addition, the Third Amendment increased the “Advance Rate”, as defined in Annex I to the Gemino Facility, to 85% from 75%. The Advance Rate increase results in greater availability under the Gemino Facility, as it allows the Company to borrow against an increased base of eligible accounts receivable.  No other material terms or conditions of the Gemino Facility were amended by the Third Amendment.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, which was previously inlcuded as Exhibit Number 10.5 to the Company’s Form 10-Q for the Quarterly Period Ending September 30, 2009, filed on November 13, 2009.

As of November 13, 2009 there was an aggregate of approximately $6.0 million outstanding under the Gemino Facility.

Item 9.01	Financial Statements and Exhibits

d.	Exhibits

Exhibit Number	Description

10.1(1)	Third Amendment to Credit Agreement dated November 13, 2009, by and among Clarient, Inc., Clarient Diagnostic Services, Inc., ChromaVision International, Inc. and Gemino Healthcare Finance, LLC.

(1) previously filed as Exhibit Number 10.5 with the Company’s Form 10-Q for the Quarterly Period Ending September 30, 2009 on November 13, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: November 17, 2009	By:	/s/ RAYMOND J. LAND
	Name:	Raymond J. Land
	Title:	Senior Vice President and Chief Financial Officer